Exhibit 99.1

WABCO Reports Q4 and Full Year 2009 Results, Maintains Profitability Amid Severe

Industry Decline; Provides Guidance for 2010

•

Q4 2009 sales of $460 million, up 1 percent from prior year and down 9 percent in local currencies; full year 2009 sales of $1.49 billion, down 42 percent from prior year and down 39 percent in local currencies

•	Q4 2009 EBIT of $24.6 million or 5.4 percent of sales, up from $15.2 million a year ago; EBIT of $26.5 million or 5.8 percent of sales on a performance basis, down from $43.3 million a year ago

•

Full year 2009 EBIT of $7.6 million or 0.5 percent of sales, down from $247.8 million a year ago; EBIT of $38.9 million or 2.6 percent of sales on a performance basis, down from $301.1 million a year ago

•	Q4 2009 diluted EPS of $0.59 on U.S. GAAP basis, up from $0.33 a year ago; diluted EPS of $0.36 on a performance basis versus $0.62 a year ago

•	Full year 2009 diluted EPS of $0.29 on U.S. GAAP basis, compared with $3.24 a year ago; diluted EPS of $0.40 on a performance basis versus $3.75 a year ago

•

In Q4 2009, WABCO generated $18.9 million in net cash from operating activities and used $7.6 million of free cash flow, bringing free cash flow to $78.8 million for full year 2009 or to $118.8 million, excluding payments of $40.0 million associated with streamlining

•

Provides full year 2010 guidance, including an estimated increase in 2010 sales of 15 to 20 percent in local currencies, full year reported operating margin from 4.5 to 6.5 percent, and performance operating margin from 5 to 7 percent

BRUSSELS, Belgium, February 4, 2010 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported Q4 2009 sales of $460 million, up 1 percent from prior year and down 9 percent in local currencies, bringing full year 2009 sales to $1.49 billion, down 42 percent from prior year and down 39 percent in local currencies, reflecting the unprecedented severe slump in global demand for new commercial vehicles.

“2009 was an unprecedented year for the global commercial vehicle industry, which abruptly and deeply dropped in size while going through a shakeup of market demand among regions of the world and significantly increasing the importance of Asia. Indeed, in the last 12 months, commercial vehicle production decreased by more than 60 percent in Europe and almost 40 percent in North America while production grew by 18 percent in China. In 2009, more than 60 percent of the world’s truck and bus production took place in China and India,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “During the past five years, in anticipation of the growing importance of emerging markets, WABCO has been driving major initiatives to globalize the company’s culture, capabilities and customer reach. In 2009, the future came faster than we thought but we were well prepared to morph with the market.”

“Strongly rooted in China and India, WABCO has achieved a leading position in the marketplace through increasingly close connectivity to customers. We are further strengthened in Asia by an outstanding network of suppliers, manufacturing sites and engineering hubs. We produce some of our most advanced technologies right in Asia to serve local markets,” said Esculier. “In Q4 2009, Asia accounted for 22 percent of sales, compared with 10 percent the prior year.”

“In 2009, we also benefited from our efforts initiated a few years ago to grow our aftermarket globally. Q4 2009 revenues from aftermarket, in fact, increased by 13 percent year on year,” said Esculier. “For full year 2009, we limited our decline in aftermarket sales to 6 percent.”

WABCO reported Q4 2009 EBIT of $24.6 million, up from $15.2 million a year ago while performance EBIT was $26.5 million versus $43.3 million a year ago.

WABCO reported full year 2009 EBIT of $7.6 million, compared with EBIT of $247.8 million a year ago while performance EBIT was $38.9 million versus $301.1 million a year ago.

WABCO reported Q4 2009 net income of $38.7 million or $0.59 per diluted share versus net income of $21.2 million or $0.33 per diluted share a year ago. Performance net income for Q4 2009 was $23.2 million or $0.36 per diluted share versus performance net income of $39.5 million or $0.62 per diluted share a year ago. Performance net income excludes $13.9 million of benefits from certain one-time tax items in Q4 2009, in addition to other smaller items relating to streamlining and separation.

WABCO reported full year 2009 net income of $18.8 million or $0.29 per diluted share versus net income of $213.3 million or $3.24 per diluted share in 2008. Performance net income for full year 2009 was $25.7 million or $0.40 per diluted share versus performance net income of $246.8 million or $3.75 per diluted share a year ago.

Full year performance net income excludes certain non-performance items including streamlining expenses of $46.4 million (net of tax), favorable settlements resulting in the release of certain separation related indemnification obligations of $37.8 million, the previously disclosed charge from the Indian joint venture transactions of $9.8 million, and other tax related benefits of $11.5 million. In total, these non-performance items negatively impacted reported net income by $6.9 million for full year 2009.

WABCO generated $18.9 million in net cash from operating activities in Q4 2009 and used $7.6 million of free cash flow. Excluding payments of $10.2 million associated with streamlining, free cash flow in Q4 2009 totaled $2.6 million, reflecting the company’s funding of increased business activities in Q4 2009.

WABCO generated free cash flow of $78.8 million for full year 2009. Excluding payments of $40.0 million associated with streamlining, free cash flow for full year 2009 totaled $118.8 million.

“Rising to the market challenges in 2009, we demonstrated, once again, our powerful ability to adapt to fast changing conditions and outperform industry dynamics. As early as mid 2008, we had already anticipated adverse global market conditions, and we swiftly launched decisive actions to align our capacity and cost structure for a significantly reduced level of market demand,” said Esculier. “In the meantime, we continued to make progress on our three-pillar strategy of technology leadership, global expansion and excellence in execution.”

“In 2009, we announced two breakthrough technologies: new clutch compressors and ESCsmart™ simulation system while our OptiDrive™ transmission automation system was named a finalist for the Automotive News PACE™ Award, the industry’s benchmark for innovation. We entered into a long term supply agreement with CNHTC, China’s largest producer of heavy duty trucks, to deliver our broad range of products from traditional valves all the way to our most sophisticated transmission automation systems,” said Esculier. “In India, after acquiring majority control of our award-winning joint venture WABCO-TVS, we successfully integrated this world class subsidiary into our global organization. We further expanded our global customer base for OptiDrive systems through our long term agreement with Ashok Leyland, one of India’s largest manufacturers of commercial vehicles.”

“Amid WABCO’s many accomplishments in 2009, our organization performed superbly, with high efficiency, maximum flexibility and fully under control. Across our worldwide manufacturing network, we further improved the overall quality of our products by 60 percent, reaching another exceptional level,” said Esculier. “Demonstrating our commitment to safety in the workplace, we also improved the company’s rate of occupational injury or illness in our factories by 20 percent, exceeding our superlative result from the previous years and continuing WABCO’s industry-leading safety performance at yet another world class level.”

“During 2009, we drove continuous improvements through our WABCO Operating System, one of our industry’s most advanced management environments. Despite market turmoil that continued to strongly impact our suppliers and significant restructuring activities internally, our WABCO Operating System delivered $56.6 million of materials and conversion productivity, with materials productivity representing a record 6.1 percent of total materials cost. Among other strong positive results, we also achieved cost savings of $75 million in operating expenses, resulting in a reduction of approximately 19 percent year on year,” said Esculier. “This major success helped maintain WABCO’s full year 2009 profitability and generate free cash flow that well achieved the expectations in the company’s previously disclosed 2009 operating framework.”

Recent Highlights

In January 2010, WABCO announced that WABCO-TVS, the company’s Indian subsidiary, won the India Manufacturing Excellence Award (IMEA) with “Super Platinum” distinction. Presented by The Economic Times in partnership with Frost & Sullivan, it is India’s largest on-site audit of manufacturing practices benchmarked against global standards. The jury honored the WABCO-TVS manufacturing facility located in Chennai, India, as “Super Platinum” in recognition of the site’s highest score among all other winners in 2009.

WABCO reported in January 2010 that it again supplied its most advanced, high performance braking technology to KAMAZ-Master, the Russian national off-road truck rally team and winner of Dakar 2010, the world’s most challenging endurance rally. KAMAZ-Master trucks finished in first, second and fifth place at Dakar 2010, marking an unprecedented ninth time that KAMAZ-Master is the winner of the Dakar competition. WABCO has been supplying KAMAZ-Master heavy duty trucks for more than 10 years.

WABCO announced in January 2010 that its roll stability support (RSS) for trailers is the industry’s first trailer roll-over control approved for use in all 27 countries of the European Union and in 20 other countries worldwide in accordance with the United Nations Economic Commission for Europe’s Regulation 13 for braking. A new EU regulation requires vehicle stability with roll-over control for semi-trailers and heavy trailers, both with air suspension and up to three axles. It is compulsory for new type approvals from July 2010 and for new registrations from July 2011.

In January 2010, WABCO disclosed that it has developed and will supply breakthrough electronic control technology and an innovative high performance air supply system for original equipment manufacturer AUDI AG. WABCO’s content will be equipped on the air suspension of the Audi A8 2010 model, Audi’s new flagship luxury sedan. WABCO’s electronic control unit is the passenger car industry’s first application of air suspension using FlexRay™ technology for in-car data networking, resulting in faster and more highly reliable integration with the vehicle’s other sensors and control systems.

Also in January 2010, WABCO introduced Trailer Immobilizer, a security innovation that significantly increases protection against trailer theft, as an additional function in the company’s trailer electronic braking system (EBS). It blocks the wheels of a parked trailer to help prevent theft or unauthorized use. It is also the commercial vehicle industry’s first trailer immobilizer system integrated with the vehicle’s electronic braking system. It continues WABCO’s 11-year track record of technology leadership in EBS for trailers.

In Q4 2009, WABCO announced that a global original equipment manufacturer headquartered in Europe has awarded WABCO a multi-year contract to supply an integrated pedal module to equip heavy and medium duty trucks for series production starting in 2013. Available for both automated and manual gearboxes, WABCO’s integrated pedal module provides a standard interface in the vehicle’s cab environment, resulting in lower installation costs and optimized logistics in original equipment manufacturing processes.

WABCO recently announced that its OptiDrive system, a breakthrough in transmission automation technology, has been named a finalist for the 2010 Automotive News PACE™ Awards, the automotive industry’s benchmark for innovation. OptiDrive is a modular automated manual transmission system for medium and heavy duty commercial vehicles. It continues the company’s 20-year track record of technology leadership in transmission automation.

WABCO was honored in Q4 2009 with two Technology Innovation Awards from one of China’s largest manufacturers of commercial vehicles. Foton Group recognized WABCO’s outstanding technological contribution to their trucks and Foton Bus Company praised WABCO’s top innovation for their buses. Foton is ranked among China’s 50 most valuable brands.

WABCO disclosed in Q4 2009 that the company and Yuchai Machinery Company have completed an agreement for product development and the long-term supply of twin-cylinder compressors for diesel engines to be mounted on heavy duty trucks. Yuchai is China’s largest manufacturer of diesel engines for commercial vehicles for the past eight consecutive years and one of China’s leading exporters serving more than 50 countries.

The company reported in Q4 2009 that WABCO and Chery Automobile Company have completed an agreement for product development and the long-term supply of vacuum pumps for automotive braking applications for diesel and gasoline direct injection engines. Chery is one of China’s leading manufacturers of passenger cars and China’s top ranked exporter of cars serving more than 70 countries. WABCO vacuum pumps for automotive braking systems utilize an ultra-low power consumption design that helps improve engine efficiency.

WABCO recently achieved a business breakthrough at one of its customers, Anhui Hualing Automobile Company (CAMC), one of China’s major manufacturers of heavy duty trucks. Supplying the customer’s trucks for both domestic and international markets, WABCO is providing anti-lock braking systems (ABS) and components for cabin air suspension systems on a sole supplier basis while also significantly furnishing other braking systems.

In Q4 2009, Meritor WABCO, the company’s joint venture in North America, announced that System Saver 1200 Plus air dryers will be standard on all truck models of Daimler Trucks North America, as of January 2010. Developed specifically for North American air braking systems, the Meritor WABCO System Saver 1200 Plus is a high capacity air dryer that can be used in a wide range of vocational environments.

In Q4 2009, Meritor WABCO was awarded a significant contract by a major original equipment manufacturer of commercial vehicles to supply emission control valves, starting in January 2010, to help meet new engine requirements that came into effect in 2010 in the United States.

Also in Q4 2009, Meritor WABCO and a leading truck producer made an agreement for the supply of hydraulic clutch control systems, which include a master cylinder, slave cylinders and connecting technology for optional servo cylinders. The customer’s volume production is scheduled to begin in April 2010.

As of 2009, Meritor WABCO marked another achievement in the company’s technology leadership for commercial vehicle clutch technology. It now supplies clutch controls to three of the largest manufacturers of Class 8 trucks in North America. Class 8 trucks are the North American industry’s heaviest duty with a gross vehicle weight rating above 33,000 pounds (14,969 kilos).

Full Year 2010 Guidance

Based on a set of market assumptions, the company’s guidance for 2010 includes an estimated increase in 2010 sales of 15 to 20 percent in local currencies, full year reported operating margin from 4.5 to 6.5 percent, and performance operating margin from 5 to 7 percent, resulting in diluted earnings per share between $0.87 and $1.27 on a U.S. GAAP basis and between $1.00 and $1.40 on a performance basis. WABCO expects to convert between 80 and 90 percent of its net income into free cash flow, excluding streamlining and separation related payments.

“With our organization realignment and track record of excellent adaptability, we have enabled sufficient flexibility to take advantage of anticipated market opportunities. We will continue to connect more closely with customers and morph with the markets, especially in Asian and emerging countries,” said Esculier. “We will fully capitalize on the exceptional efforts we made in 2009, resulting in our successful streamlining, major productivity gains, significantly reduced cost structure and an even more highly cost-effective WABCO Operating System. WABCO is well poised to generate superb incremental margins on future growth in the coming years.”

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com where the press release and financial information will be available under “WABCO Q4 and Full Year 2009 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 719 457 2629 and U.S. toll-free dial-in number is 888 359 3610.

A replay of the call will be available from 12:00 Noon Eastern Time on February 4 until midnight March 6, 2010. Replay dial-in number is +1 719 457 0820 and U.S. toll-free dial-in number is 888 203 1112. Pass code is 8704834.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $1.5 billion in 2009, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, the level of the fine imposed by the European Commission and our ability to pay such fine, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q4 and full year 2009 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, one-time impact from the Indian joint venture transactions, discrete and other one-time tax items (including income generated from the release of certain indemnification related reserves), as well as a one-time transitional impact from a new accounting standard (ASC topic 805, formerly known as SFAS No. 141(R)) that WABCO adopted in 2009, as applicable. Lastly, free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Q4 2009 Data Supplement Sheet

•	Twelve Months Ended December 2009 Data Supplement Sheet

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

Media, investors and analysts contact

Mike Thompson, +32 2 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Sales	$459.6	$454.7	$1,491.5	$2,588.0
Cost of sales	343.5	335.2	1,126.7	1,883.5
Streamlining expenses	0.8	8.5	37.0	10.5

Gross profit	115.3	111.0	327.8	694.0
Cost and expenses:
Selling and administrative expenses	72.4	58.8	251.9	316.8
Product engineering expenses	17.2	18.1	75.2	92.9
Streamlining expenses	0.5	17.4	19.8	26.4
Other operating (income)/expense, net	(0.5)	0.4	(4.2)	11.4

Operating income/(loss)	25.7	16.3	(14.9)	246.5

Equity (income)/loss of unconsolidated joint ventures	(1.0)	0.1	(3.1)	(8.1)
Other non-operating (income)/expense, net	(0.5)	1.2	5.3	4.3
Indemnification settlements	—	—	(41.3)	—
Fair value adjustment of the noncontrolling interest prior to taking control	—	—	11.5	—
Interest expense/(income), net	0.3	(0.9)	(0.5)	(3.7)

Income before income taxes	26.9	15.9	13.2	254.0

Income taxes	(14.4)	(5.1)	(10.7)	38.2

Net income including noncontrolling interest	41.3	21.0	23.9	215.8

Less: Net income attributable to noncontrolling interest	2.6	(0.2)	5.1	2.5

Net income	$38.7	$21.2	$18.8	$213.3

Net income per common share
Basic	$0.60	$0.33	$0.29	$3.28

Diluted	$0.59	$0.33	$0.29	$3.24

Common shares outstanding
Basic	64,070,855	63,963,351	64,024,237	65,113,404

Diluted	65,364,248	64,036,035	65,030,557	65,871,941

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

(Amounts in millions)	December 31, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$350.2	$392.8
Accounts receivable, less allowance for doubtful accounts: $9.3 in 2009; $6.9 in 2008	264.2	313.8
Inventories	155.3	162.7
Taxes receivable on income	13.6	20.0
Future income tax benefits	4.6	4.3
Other current assets	41.4	54.4

Total current assets	829.3	948.0

Facilities, less accumulated depreciation	368.2	315.8
Goodwill	399.4	360.8
Capitalized software costs, net of accumulated amortization: $154.5 in 2009; $145.9 in 2008	22.0	22.7
Long-term future income tax benefits	56.2	29.1
Investments in unconsolidated joint ventures	11.1	74.0
Patents & intangibles	21.7	6.7
Other assets	21.3	18.9

Total Assets	$1,729.2	$1,776.0

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$1.7	$76.4
Accounts payable	111.2	108.3
Accrued payroll	68.8	89.8
Current portion of warranties	43.1	54.2
Taxes payable	32.5	—
Indemnification liabilities	11.6	25.2
Streamlining liabilities	31.7	15.3
Other accrued liabilities	65.3	59.2

Total current liabilities	365.9	428.4

Long-term debt	154.4	173.6
Post-retirement benefits	355.6	319.9
Deferred tax liabilities	25.8	26.6
Long-term indemnification liabilities	27.9	35.2
Long-term income tax liabilities	69.8	94.1
Other liabilities	50.7	83.3

Total Liabilities	1,050.1	1,161.1

Total Equity	679.1	614.9

Total Liabilities & Equity	$1,729.2	$1,776.0

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended December 31,

(Amounts in millions)	2009	2008
Operating activities:
Net income including noncontrolling interest	$41.3	$21.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	20.6	13.3
Amortization of capitalized software and other intangibles	5.2	5.5
Equity in earnings/(loss) of unconsolidated joint ventures, net of dividends received	(0.4)	1.6
Non-cash stock compensation	4.1	2.0
Deferred income taxes	(27.1)	9.9
Loss on disposal of facilities	1.2	0.8
Changes in assets and liabilities:
Accounts receivable	(4.9)	106.4
Inventories	10.5	18.8
Accounts payable	(4.2)	(57.3)
Other accrued liabilities and taxes	(26.0)	(64.2)
Post-retirement benefits	(1.3)	(3.1)
Other current and long-term assets	(8.6)	7.7
Other long-term liabilities	8.5	16.7

Net cash provided by operating activities	18.9	79.1

Investing activities:
Purchases of property, plant and equipment	(25.6)	(20.3)
Investments in capitalized software	(0.9)	(1.1)

Net cash used in investing activities	(26.5)	(21.4)

Financing activities:
Net repayments of long-term debt	(1.0)	—
Net repayments of revolving credit facilities	(7.2)	(29.1)
Net (repayments)/borrowings of short-term debt	(13.8)	66.3
Purchases of treasury stock	—	(2.7)
Dividend payments	—	(4.5)
Dividend payments to non-controlling interests	(2.1)	—
Proceeds from exercise of stock options	0.2	—

Net cash (used)/provided by financing activities:	(23.9)	30.0

Effect of exchange rate changes on cash and cash equivalents	(4.8)	(1.8)

Net (decrease)/increase in cash and cash equivalents	(36.3)	85.9
Cash and cash equivalents at beginning of period	386.5	306.9

Cash and cash equivalents at end of period	$350.2	$392.8

WABCO HOLDINGS Inc.

Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(Amounts in millions, except per share data)	2009	2008	2009	2008
Net Income	$38.7	$21.2	$18.8	$213.3

Adjustments:
Streamlining cost, net of tax	(2.3)	17.2	46.4	27.1
Tax items	(13.9)	(0.5)	(11.5)	1.4
Separation costs, net of tax and separation related taxes	0.7	0.4	(37.8)	3.8
One-time impact from adoption of FAS 141R	—	1.2	—	1.2
Impact from India JV Transaction, net of tax	—	—	9.8	—

Performance Net Income	$23.2	$39.5	$25.7	$246.8

Performance Net Income per Diluted Common Share	$0.36	$0.62	$0.40	$3.75

Common Shares Outstanding - Diluted	65.4	64.0	65.0	65.9

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net Cash Provided by Operating Activities	$18.9	$79.1	$145.2	$324.8

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(26.5)	(21.4)	(66.4)	(83.6)

Free Cash Flow	$(7.6)	$57.7	$78.8	$241.2

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Q4 2009 Data Supplement Sheet

(Unaudited)

	Quarter Ended December 31,
(Amounts in millions)	2009	% of Sales/ Adj Sales	2008	% of Sales/ Adj Sales	% Chg vs. 2008

Sales
Reported	$459.6		$454.7		1.1%
Foreign exchange translational effects	(44.6)		—

Adjusted Sales	$415.0		$454.7		-8.7%

Gross Profit
Reported	$115.3	25.1%	$111.0	24.4%	3.9%
Streamlining costs	0.8		8.5
Separation costs	0.3		0.3

Performance Gross Profit	$116.4	25.3%	$119.8	26.3%	-2.8%

Foreign exchange translational effects	(11.1)		—

Adjusted Gross Profit	$105.3	25.4%	$119.8	26.3%	-12.1%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$89.6	19.5%	$94.7	20.8%	-5.4%
Streamlining costs	(0.5)		(17.4)
Separation costs	(1.2)		(0.3)

Performance Selling, Administrative, Product Engineering Expenses and Other	$87.9	19.1%	$77.0	16.9%	14.2%

Foreign exchange translational effects	(8.2)		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$79.7	19.2%	$77.0	16.9%	3.5%

Operating Income
Reported	$25.7	5.6%	$16.3	3.6%	57.7%
Streamlining costs	1.3		25.9
Separation costs	1.5		0.6

Performance Operating Income	$28.5	6.2%	42.8	9.4%	-33.4%

Foreign exchange translational effects	(2.9)		—

Adjusted Operating Income	$25.6	6.2%	$42.8	9.4%	-40.2%

Equity in Income/(Loss) of Unconsolidated Joint Ventures

Reported	1.0		$(0.1)
Foreign exchange translational effects	—		—

Adjusted Equity in Income/(Loss) of Unconsolidated Joint Ventures	$1.0		$(0.1)

EBIT (Earnings Before Interest and Taxes)

Reported Net Income	$38.7		$21.2
Adjust for taxes	(14.4)		(5.1)
Adjust for interest expense/(income)	0.3		(0.9)

EBIT	$24.6	5.4%	$15.2	3.3%	61.8%

Streamlining costs	1.3		25.9
Separation costs	0.6		0.6
One-time impact from adoption of FAS 141R	—		1.6

Performance EBIT (Earnings Before Interest and Taxes)	$26.5	5.8%	$43.3	9.5%	-38.8%

Foreign exchange translational effects	(2.9)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$23.6	5.7%	$43.3	9.5%	-45.5%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Twelve Months Ended December 2009 Data Supplement Sheet

(Unaudited)

	Twelve Months Ended December 31,
(Amounts in millions)	2009	% of Sales/ Adj Sales	2008	% of Sales/ Adj Sales	% Chg vs. 2008
Sales
Reported	$1,491.5		$2,588.0		-42.4%
Foreign exchange translation effects	77.2		—

Adjusted Sales	$1,568.7		$2,588.0		-39.4%

Gross Profit
Reported	$327.8	22.0%	$694.0	26.8%	-52.8%
Streamlining costs	37.0		10.5
Separation costs	1.0		1.1

Performance Gross Profit	$365.8	24.5%	$705.6	27.3%	-48.2%

Foreign exchange translational effects	18.0		—

Adjusted Gross Profit	$383.8	24.5%	$705.6	27.3%

Selling, Administrative, Product Engineering Expenses and Other

Reported	$342.7	23.0%	$447.5	17.3%	-23.4%
Streamlining costs	(19.7)		(26.4)
Separation costs	—		(13.7)

Performance Selling, Administrative, Product Engineering Expenses and Other	$323.0	21.7%	$407.4	15.7%	-20.7%
Foreign exchange translational effects	19.4		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$342.4	21.8%	$407.4	15.7%	-16.0%

Operating (Loss)/Income
Reported	$(14.9)	-1.0%	$246.5	9.5%	-106.0%
Streamlining costs	56.7		36.9
Separation costs	1.0		14.8

Performance Operating Income	$42.8	2.9%	298.2	11.5%	-85.6%
Foreign exchange translational effects	(1.4)		—

Adjusted Operating Income	$41.4	2.6%	$298.2	11.5%	-86.1%

Equity in Income of Unconsolidated Joint Ventures
Reported	$3.1		$8.1
Foreign exchange translational effects	(0.1)		—

Adjusted Equity in Income of Unconsolidated Joint Ventures	$3.0		$8.1		-63.0%

EBIT (Earnings Before Interest and Taxes)

Reported Net Income	$18.8		$213.3
Adjust for taxes	(10.7)		38.2
Adjust for interest (income)/expense	(0.5)		(3.7)

EBIT	$7.6	0.5%	$247.8	9.6%	-96.9%
Streamlining costs	56.7		36.9
Separation costs	(36.4)		14.8
One-time impact from adoption of FAS 141R	—		1.6
Impact from India JV transaction	11.0		—

Performance EBIT (Earnings Before Interest and Taxes)	$38.9	2.6%	$301.1	11.6%	-87.1%
Foreign exchange translational effects	(2.1)		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$36.8	2.3%	$301.1	11.6%	-87.8%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2010 Guidance

(Unaudited)

(Amounts in millions, except per share data)	Twelve Months Ended Dec. 31, 2010 Projected
Operating Income

Reported Operating Income Margin	4.5% - 6.5%
Separation costs, impact to margin	0.5%

Performance Operating Income Margin	5.0% - 7.0%

Net Income

Reported Net Income	$57.0 - $83.0
Tax items	2.0
Separation costs, net of tax and separation related taxes	6.5

Performance Net Income	$65.5 - $91.5

Reported Net Income per Diluted Common Share	$0.87 - $1.27

Performance Net Income per Diluted Common Share	$1.00 - $1.40

Diluted common shares outstanding	65.4

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.